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                                                                    EXHIBIT 10.1

                        SEPARATION AND RELEASE AGREEMENT


         THIS SEPARATION AND RELEASE AGREEMENT is entered into between Manny A. Brown ("Employee"), and Whitehall Jewellers, Inc., a Delaware corporation ("Whitehall").


         WHEREAS, Whitehall and Employee are parties to that certain Employment and Severance Agreement dated as of March 17, 1997 (the "Employment Agreement").


         WHEREAS, each of Whitehall and Employee are named defendants in the putative class action complaint captioned Greater Pennsylvania Carpenters Pension Fund, et al. v. Whitehall Jewellers, Inc. et al. (together with any other complaints filed after the date hereof relating to the subject matter thereof, the "Class Actions") and Employee is a named defendant in a shareholder derivative action complaint captioned Richard Cusack v. Hugh Patinkin, et al. (together with any other complaints filed after the date hereof relating to the subject matter thereof and the Class Actions, the "Litigation").



         WHEREAS, Whitehall and Employee wish to resolve the potential disputes by and between them with respect to the grounds for the termination of Employee's employment under the Employment Agreement and amounts owed to him thereunder, to avoid expensive and time consuming arbitration and litigation and to provide for mutually beneficial releases and other matters, in each case as set forth herein.


         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and premises contained herein, the parties agree as follows:

         1. WAIVER AND RELEASE:

            A. Except for breaches of this Agreement, Employee and each of his past, present and future spouses, family, relatives, successors, heirs, executors, administrators, trustees, agents, representatives, affiliates and assigns and each and every person or entity that purports to assert rights or claims through him or on his behalf (collectively, the "Employee Releasing Parties"), individually and collectively, hereby fully, finally and forever waive and unconditionally release, acquit and discharge each of Whitehall and its past, present and future affiliates, employee benefit plans and programs and other related entities (whether or not wholly owned) and the past, present and future officers, directors, employees, agents, shareholders, trustees, fiduciaries, administrators, attorneys and representatives of each of them, and any other person or entity in privity with any of them (collectively, the "Whitehall Released Parties") from, and covenant and agree not to sue any of the Whitehall Released Parties with regard to any and all claims, whether currently known or unknown, which Employee now has, ever has had or may ever have against any of the Whitehall Released Parties arising from or related to:

             (i) Employee's employment with Whitehall or the termination thereof, including but not limited to claims of wrongful discharge; breach of contract; employment discrimination under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment




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         Act, the Americans with Disabilities Act, the Rehabilitation Act of
         1973, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, and/or the Cook County Human Rights Ordinance, or any other statutory or common law causes of action; and

             (ii) except as expressly contemplated hereby, the Employment Agreement, including any claim for any payment pursuant to section 4 thereof.

            B. Notwithstanding the generality of the foregoing, Employee does not waive and/or release any rights that he may have to benefits under the Connecticut General Life Insurance Company Preferred Provider Plan, the Cigna Dental PPO, Exec-U-Care Group Medical Reimbursement Insurance, the Whitehall Jewellers, Inc., 1997 Long-Term Incentive Plan and grants thereunder, the Guardian Life Insurance plan, and the Blanket Accident Insurance Program to which Employee may be entitled as a result of his employment by Whitehall through the Termination Date; provided that, for the purposes of determining what rights Employee has under any of the Plans, the termination of the employment of Employee under the Employment Agreement shall be deemed to have been for Good Reason and shall not be a Nonqualifying Termination thereunder.

            C. Except for breaches of this Agreement, Whitehall hereby fully, finally and forever waives and unconditionally releases, acquits and discharges Employee from, and covenants and agrees not to sue Employee with regard to any and all claims which Whitehall now has, ever has had or may ever have against Employee arising from or related to Employee's employment with Whitehall or the termination thereof.

            D. Employee and Whitehall represent and warrant to each other that he/it has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained in this Agreement. Employee represents and warrants to Whitehall that he has returned to Whitehall any and all Confidential Information and other property of Whitehall in his possession, including any materials derived from such Confidential Information.

         2. EMPLOYEE'S TERMINATION DATE: Employee's employment with Whitehall terminated effective December 17, 2004 (the "Termination Date") for all purposes; provided that Employee will be on leave of absence prior to that date and will not have use of Whitehall's offices or other property. Notwithstanding the foregoing, Employee will not be in violation of this paragraph by reason of the fact that certain items of his personal property remain on Whitehall's premises until December 17, 2004, or such earlier date as he makes arrangements to remove them or by reason of the fact that Employee remains in possession of a Whitehall-provided automobile and other items of personal property until December 17, 2004, or such earlier date as he makes arrangements to return them to Whitehall.

         3. CONTINUED COOPERATION: Employee and Whitehall agree to continue to cooperate with each other in connection with the Litigation.

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         4. EMPLOYMENT AGREEMENT AND COMPANY PLANS:


            A. Pursuant to Section 4(a) of the Employment Agreement and in full satisfaction of Whitehall's obligations thereunder, including payment for 58.76 hours of earned but unused vacation benefits, on or prior to January 16, 2005, Whitehall shall pay to Employee by wire transfer to an account specified in writing by Employee, $688,345.00, less the appropriate taxes as set forth in
Section 6.

            B. Pursuant to Section 4(b) of the Employment Agreement and in full satisfaction of Whitehall's obligations thereunder, for a period of 18 months Whitehall shall keep in full force and effect with respect to Employee and his dependents the Connecticut General Life Insurance Company Preferred Provider Plan, the Cigna Dental PPO, Exec-U-Care Group Medical Reimbursement Insurance, the Whitehall Jewellers, Inc., 1997 Long-Term Incentive Plan and grants thereunder, the Guardian Life Insurance plan, and the Blanket Accident Insurance Program or such other Plans in which the executive officers of the Company may participate in lieu thereof (the "Plans") and the Company and Employee will share the costs of the continuation of such insurance coverage in the same proportion as such costs are shared on the date hereof.

            C. Whitehall hereby acknowledges and agrees that it shall perform its obligations pursuant to Section 10 of the Employment Agreement, including in connection with, but not limited to, the Litigation.

            D. For the purposes of determining what rights Employee has under Whitehall's 1997 Long-Term Incentive Plan, the termination of the employment of Employee under the Employment Agreement shall be deemed to have been for Good Reason and shall not be a Nonqualifying Termination thereunder.

         5. OTHER PAYMENTS OR BENEFITS: The parties understand and agree that Employee is entitled to no payments or benefits of any kind from Whitehall or any of the Whitehall Release Parties, other than those set forth above and any payments or benefits to which Employee may become entitled in the future under sections 5 and/or 7 of the Employment Agreement. Employee agrees and acknowledges that, as of the date of his execution of this Agreement, he is not entitled to any payments under sections 5 and/or 7 of the Employment Agreement.

         6. WITHHOLDING TAXES: Whitehall may withhold from all payments due to Employee or to be paid on behalf of Employee hereunder all taxes which, by applicable federal, state, local or other law, Whitehall is required to withhold therefrom.

         7. DISCLOSURE: Employee acknowledges that Whitehall may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed. Notwithstanding the preceding, Employee and Whitehall agree not to disclose any information with respect to the negotiation of this Agreement to any person other than Employee's spouse, his attorney, accountant, officers and directors of Whitehall who have a need to know such information, or as may be otherwise required by law or stock exchange rules.

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         8. OTHER UNDERTAKINGS:

            A. Employee agrees that, during his employment with Whitehall, he has had access to and/or has acquired nonpublic confidential information of Whitehall and its affiliates, including strategic and tactical business, financial, profit, marketing, analytical and sales information, vendor pricing agreements and contract details, vendor and customer information, and internal organizational structure, and trade secrets belonging to Whitehall ("Confidential Information"). Accordingly, Employee agrees that he shall not directly or indirectly use, disclose, or take any action that may result in the use by or disclosure to any person or entity of any Confidential Information of Whitehall, unless such information lawfully has become generally available to the public not as a result of a breach of this Agreement by Employee, or except as otherwise required by law.

            B. Neither Whitehall nor Employee shall take any action, verbal or otherwise, that would be reasonably likely to disparage or damage the reputation of Employee or any of the other Employee Released Parties, on the one hand, or the reputation or operations of Whitehall or any of the other Whitehall Released Parties, on the other hand.

         9. NON-ADMISSION: The parties agree that this Agreement is not intended to and does not constitute any admission of fault, wrongdoing, responsibility or liability on the part of Whitehall or Employee.

        10. ACKNOWLEDGMENTS: Employee hereby acknowledges that he is entering into this Agreement knowingly and voluntarily, and further acknowledges that:

            A. this Agreement is written in a manner understood by Employee;

            B. this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended, except to the extent that such claims arise after the date of this Agreement;

            C. Employee has received valuable consideration, to which he would not otherwise have been entitled, in exchange for the waiver and release of claims included in this Agreement, and Whitehall hereby acknowledges that it has received valuable consideration to which it would not otherwise have been entitled in exchange for Employee's promises and covenants in this Agreement;

            D. Employee has been advised by Whitehall in writing to consult with an attorney prior to executing this Agreement;

            E. Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement; and

            F. Employee shall have seven days following execution to revoke this Agreement (in which case this Agreement shall be null and void and neither Employee nor Whitehall shall any obligations under it), and the Agreement shall not take effect until those seven days have expired.

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        11. COMPLETE AGREEMENT: The parties agree that this Agreement supersedes and renders null and void all previous agreements of any kind between the parties, except as stated herein, including, but not limited to, the preservation of all rights to which Employee may be entitled in the future under sections 5 and/or 7 of the Employment Agreement, which are not terminated or affected by this Agreement. The parties further agree that no promise or inducement has been offered for this Agreement other than as set forth herein.

        12. APPLICABLE LAW: The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which other provisions shall remain in full force and effect.

        13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


        WHEREFORE, the parties have affixed their signatures below.


/s/ Manny Brown                             Whitehall Jewellers, Inc.
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Signature of Employee

Manny Brown                                 By: /s/ Hugh Patinkin
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Printed Name of Employee                        Its: CEO
                                                     ---------------------------

12/10/2004                                      12/13/04
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Dated                                           Dated

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